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                              TRANSFER AGENCY AGREEMENT
                                 AMENDMENT NUMBER ONE

     THIS AGREEMENT is made as of the 1st day of December, 1993 by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the "Fund"), and PFPC INC., formerly "Provident Financial Processing Corporation" ("PFPC"), a Delaware corporation, which is an indirect wholly-owned subsidiary of PNC Financial Corp.

                               W I T N E S S E T H :

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
     WHEREAS, the Fund has retained PFPC to provide certain transfer agency services pursuant to a Transfer Agency Agreement dated as of January 15, 1993 (the "Agreement") which, as of the date hereof, is in full force and effect; and

     WHEREAS, PFPC presently provides such services to the five Series of the Fund that were in existence on January 15, 1993; and

     WHEREAS, the Fund has since organized a new series, designated "The DFA International Value Series" (the "New Series") , and the parties hereto desire that PFPC shall provide the New Series with the same services that PFPC provides to the other five


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Series of the Fund pursuant to the Agreement; and

     WHEREAS, Section 1 of the Agreement provides that PFPC shall provide such services to any Series organized by the Fund after the date of the Agreement as agreed to in writing by PFPC and the Fund.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

     1.   The Fund has delivered to PFPC copies of:

          (a) Amendment Number 1 to the registration statement of the Fund, as effective with the U.S. Securities and Exchange Commission on December 1, 1993, wherein the New Series is described;

          (b) The exhibits to such amendment consisting of the form of investment management agreement which pertains to the New Series; and

          (c) Amendment Number One dated December 1, 1993 of the Administration and Accounting Services Agreement between the parties dated as of January 15, 1993.

          2.   The Agreement hereby is amended effective December 1, 1993 by:

          (a) adding the following sentence immediately after the second sentence of Section 1 therein, "As of December 1, 1993, the Fund delivered to PFPC a registration statement dated December


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1, 1993 wherein a new series of Fund shares designated "The DFA International
Value Series" is described and the parties agree that the terms of this Agreement shall apply to the six Series described in such registration statement."; and

          (b) adding a new Section 2(i) as follows: "The Custodian Agreement between Boston Safe Deposit and Trust Company and the Fund dated as of December 1, 1993.".

          3.   The Fee Schedule of PFPC applicable to the New
Series shall be as agreed in writing from time to time.

          4 .   In all other respects the Agreement shall
remain unchanged and in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number one to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.


                              THE DFA INVESTMENT TRUST COMPANY



                              By:  /s/ Irene R. Diamant, VP
                                  -----------------------------


                              PFPC INC.



                              By: /s/ Joseph Gramlich
                                  -----------------------------